Exhibit 99.1

News Release

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

Acuity Brands Reports Fiscal 2009 Fourth

Quarter and Full Year Results

ATLANTA, October 07, 2009 – Acuity Brands, Inc. (NYSE: AYI) today announced diluted earnings per share (EPS) from continuing operations for the fourth quarter of fiscal 2009 of $0.68 compared with $1.02 for the prior year period. The Company reported fourth quarter net sales of $422.6 million, a decline of 19 percent compared with the $522.8 million reported in the year-ago period. Comparable shipment volumes declined approximately 17 percent versus the year-ago period. As a result of the stronger dollar, the translation impact on international sales reduced fiscal 2009 fourth quarter net sales by approximately one percentage point as compared with the prior year period. Recent acquisitions contributed approximately $15 million to fourth quarter net sales and essentially offset the negative impact from unfavorable price/mix changes.

Operating profit for the fourth quarter of fiscal 2009 was $49.9 million, or 11.8 percent of net sales, compared with $73.7 million, or 14.1 percent of net sales, for the year-ago period. Benefits from on-going streamlining efforts, productivity improvements, and lower incentive-based compensation helped to partially offset the full impact of the decline in shipment volume and unfavorable price/mix changes. During the fourth quarter, the Company realized savings of approximately $11 million from streamlining actions initiated in the first half of fiscal 2009. Income from continuing operations for the fourth quarter of fiscal 2009 was $29.1 million compared with $41.9 million for the same period a year ago.

Mr. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, commented, “Our associates continue to demonstrate their resolve and skill by delivering superior value to our customers and solid performance for our shareholders while confronting extremely challenging market conditions. Net sales for the fourth quarter of 2009 were impacted by the significant decline in new construction activity due

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to lower economic activity and tight lending standards for real estate. We were able to partially mitigate the impact of lower sales by maintaining our pricing discipline and realizing benefits from our continuous improvement initiatives and on-going streamlining efforts, while continuing to invest in innovative and energy-efficient products. I am particularly pleased with our strong operating profit margin for the fourth quarter.”

The consolidated income tax rate for the fourth quarter of 2009 was 32.6 percent compared with 36.5 percent for the fourth quarter of 2008. The decrease in the tax rate was due primarily to the impact of favorable discrete tax items on the lower earnings amount. Additionally, last year’s tax rate was negatively impacted by an unfavorable discrete item associated with the repatriation of foreign cash.

2009 Fiscal Year

Fiscal 2009 diluted EPS from continuing operations decreased 43 percent to $2.05 compared with $3.57 reported for fiscal 2008. Results for both fiscal year 2009 and 2008 include pre-tax special charges of $26.7 million, or $0.41 per diluted share, and $14.6 million, or $0.21 per diluted share, respectively. The special charges related to actions to streamline and simplify the Company’s organizational structure and operations. Consolidated net sales in fiscal 2009 were $1,657.4 million compared with $2,026.6 million reported in the year-ago period, a decline of 18 percent. Operating profit for fiscal 2009 was $153.8 million compared with operating profit of $261.1 million reported in the prior year, a decrease of 41 percent. The special charges reduced operating margins for fiscal year 2009 and 2008 by 160 basis points and 70 basis points, respectively. Income from continuing operations for fiscal 2009 was $85.2 million compared with $148.6 million reported for fiscal 2008.

For fiscal 2009, the Company reported $2.1 million of other income compared with $2.1 million of other expense in the year-ago period representing a favorable change of over $4.2 million. The year-over-year favorable change was due primarily to the impact of changes in exchange rates on foreign currency items and other non-operating items.

The consolidated income tax rate for fiscal 2009 was 33.1 percent compared with 35.5 percent for fiscal 2008. The decrease in the annual tax rate was due primarily to the greater impact of tax credits and deductions on the lower earnings amount.

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Acuity Brands completed the spin-off of Zep Inc. on October 31, 2007. Therefore, the Company reflects the results of Zep Inc. as a discontinued operation reported as a one-line item on the income statement. For fiscal years 2009 and 2008, the Company reported losses from discontinued operations of $0.3 million, or $0.01 per diluted share, and $0.4 million, or $0.01 per diluted share, respectively.

Including the results of discontinued operations, the Company reported diluted EPS of $2.04 for fiscal 2009, or $85.0 million of net income, compared to diluted EPS of $3.56 for fiscal 2008, or $148.3 million of net income.

For fiscal 2009, the Company generated over $71 million in free cash flow after $21 million of capital expenditures. Cash and cash equivalents at August 31, 2009 totaled $18.7 million, a decrease of $278.4 million since the beginning of the fiscal year. The decrease in cash was due primarily to the retirement of the $160 million public notes that matured in February 2009 and $162 million utilized for acquisitions and other strategic investments, partially offset by the free cash flow noted above. Total debt outstanding at August 31, 2009 was $231.6 million, a decrease of $132.4 million since the beginning of the fiscal year.

Outlook

Mr. Nagel commented, “Looking ahead to next year, we continue to foresee a difficult and challenging economic environment, particularly for non-residential construction activity, a primary market for us. Our backlog at the end of the fourth quarter was down 23 percent on a year-over-year comparable basis. Key indicators continue to signal declines for North American non-residential construction activity and our expectation is that the overall markets we serve will decline in the mid-teens in our coming fiscal year. In addition to the recent acquisitions which significantly increased our presence in the fast growing lighting controls market, we believe the execution of our strategies to accelerate investments in innovative and energy-efficient products, enhance services to our customers, and expand market presence in key sectors such as home centers and the renovation and relight market will provide growth opportunities which should enable us to outperform the overall markets we serve.

“We expect our profitability in fiscal 2010 to reflect additional benefits from recent acquisitions and streamlining actions initiated during 2009. Although pricing is likely to

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become more competitive in certain channels and geographies, we expect to offset this negative impact through productivity improvements and lower material, component, and freight costs. We intend to invest approximately $35 million in capital expenditures during fiscal 2010, and we estimate the annual tax rate to approximate 35 percent for the year.

“Although fiscal 2010 results will continue to be negatively impacted by current economic conditions, we remain very positive about the long-term potential of our company and our ability to outperform the market. We continue to position the Company to optimize short-term performance while investing in and deploying resources to further our long-term profitable growth opportunities.”

Mr. Nagel concluded, “Looking beyond the current environment, we believe the lighting and lighting-related industry will experience solid growth over the next decade, particularly as energy and environmental concerns come to the forefront, and we believe we are well positioned to fully participate in this exciting industry.”

The Company’s independent registered public accountant’s audit opinion with respect to the fiscal year-end financial statements will not be issued until the Company completes its annual report on Form 10-K, including its evaluation of internal controls over financial reporting. Accordingly, the financial results reported in this earnings release are preliminary pending completion of the audit. In addition, the classification of the purchase price allocation for recent acquisitions, LC&D and Sensor Switch, remains subject to finalization.

Conference Call

As previously announced, the Company will host a conference call to discuss fourth quarter results today, October 7, 2009, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company’s Web site: www.acuitybrands.com.

Acuity Brands, Inc., the parent company of Acuity Brands Lighting, Inc. and other subsidiaries, is one of the world’s leading providers of lighting fixtures and related products and services with fiscal year 2009 net sales of over $1.6 billion. The Company’s brands include Lithonia Lighting®, Holophane®, Peerless®, Mark Architectural Lighting™, Hydrel® , American Electric Lighting®, Gotham®, Carandini®, MetalOptics®,

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Antique Street Lamps™, RELOC®, Lighting Control & Design™, Sensor Switch®, Synergy® Lighting Controls, SAERIS™, and ROAM® . Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 6,000 associates and has operations throughout North America and in Europe and Asia.

Forward Looking Information

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as “expects,” “believes,” “intends,” “anticipates,” “may,” “should”, and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: (a) fiscal 2010 decline in non-residential construction activity and the overall markets served by the Company; (b) expectation of solid growth over the next decade for the lighting and lighting-related industry and the Company’s position to fully participate; (c) growth opportunities created by accelerating investments in innovative and energy-efficient product, enhancing services, and furthering the Company’s market presence in key sectors; (d) ability for the Company to outperform the markets it serves; (e) benefits from acquisitions and streamlining actions on fiscal 2010 profitability; (f) intentions to invest approximately $35 million in capital expenditures in fiscal 2010; and (g) fiscal 2010 annual tax rate of 35 percent. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management’s present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company’s SEC filings including the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 2, 2009 and risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2008. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking

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statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

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ACUITY BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	August 31, 2009 (Preliminary)	August 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$18,683	$297,096
Accounts receivable, less reserve for doubtful accounts of $1,888 at August 31, 2009 and $1,640 at August 31, 2008	227,371	268,971
Inventories	140,797	145,725
Deferred income taxes	16,710	18,251
Prepayments and other current assets	19,339	26,104

Total Current Assets	422,900	756,147

Property, Plant, and Equipment, at cost:
Land	7,273	9,501
Buildings and leasehold improvements	111,810	126,450
Machinery and equipment	334,725	334,641

Total Property, Plant, and Equipment	453,808	470,592
Less - Accumulated depreciation and amortization	307,979	309,086

Property, Plant, and Equipment, net	145,829	161,506

Other Assets:
Goodwill	514,952	342,306
Intangible assets	177,009	129,319
Deferred income taxes	2,626	2,226
Other long-term assets	23,859	17,187

Total Other Assets	718,446	491,038

Total Assets	$1,287,175	$1,408,691

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$209,535	$159,983
Accounts payable	162,299	205,776
Accrued compensation	35,309	67,463
Other accrued liabilities	68,946	89,344

Total Current Liabilities	476,089	522,566
Long-Term Debt	22,047	203,953

Accrued Pension Liabilities, less current portion	51,125	26,686

Deferred Income Taxes	12,962	23,983

Self-Insurance Reserves, less current portion	8,792	8,853

Other Long-Term Liabilities	47,448	47,104

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	–	–
Common stock, $0.01 par value; 500,000,000 shares authorized; 49,851,316 issued and 42,433,143 outstanding at August 31, 2009; and 49,689,408 issued and 40,201,708 outstanding at August 31, 2008	499	497
Paid-in capital	645,436	626,435
Retained earnings	402,516	366,904
Accumulated other comprehensive loss	(57,423)	(22,819)
Treasury stock, at cost, 7,418,173 shares at August 31, 2009 and 9,487,700 at August 31, 2008	(322,316)	(395,471)

Total Stockholders’ Equity	668,712	575,546

Total Liabilities and Stockholders’ Equity	$1,287,175	$1,408,691

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ACUITY BRANDS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per-share data)

	Three Months Ended		Twelve Months Ended
	August 31, 2009 (Preliminary)	August 31, 2008 (Unaudited)	August 31, 2009 (Preliminary)	August 31, 2008
Net Sales	$422,611	$522,757	$1,657,404	$2,026,644
Cost of Products Sold	257,241	310,378	1,022,308	1,210,849

Gross Profit	165,370	212,379	635,096	815,795
Selling, Distribution, and Administrative Expenses	115,350	138,638	454,606	540,097
Special Charge	102	–	26,737	14,638

Operating Profit	49,918	73,741	153,753	261,060

Other Expense (Income):
Interest expense, net	6,660	7,140	28,542	28,415
Miscellaneous expense (income), net	76	640	(2,112)	2,095

Total Other Expense	6,736	7,780	26,430	30,510

Income from Continuing Operations before Provision for Income Taxes	43,182	65,961	127,323	230,550
Provision for Income Taxes	14,096	24,056	42,126	81,918

Income from Continuing Operations	29,086	41,905	85,197	148,632
Income (Loss) from Discontinued Operations	10	–	(288)	(377)

Net Income	$29,096	$41,905	$84,909	$148,255

Earnings Per Share:
Basic Earnings per Share from Continuing Operations	$0.69	$1.05	$2.09	$3.66

Basic Loss per Share from Discontinued Operations	0.00	0.00	(0.01)	(0.01)

Basic Earnings per Share	$0.69	$1.05	$2.08	$3.65

Basic Weighted Average Number of Shares Outstanding	42,168	40,022	40,781	40,655

Diluted Earnings per Share from Continuing Operations	$0.68	$1.02	$2.05	$3.57
Diluted Loss per Share from Discontinued Operations	0.00	0.00	(0.01)	(0.01)

Diluted Earnings per Share	$0.68	$1.02	$2.04	$3.56

Diluted Weighted Average Number of Shares Outstanding	43,087	41,080	41,557	41,609

Dividends Declared per Share	$0.13	$0.13	$0.52	$0.54

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ACUITY BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended
	August 31, 2009 (Preliminary)	August 31, 2008
Cash Provided by (Used for) Operating Activities:
Net income	$84,909	$148,255
Add: Loss from Discontinued Operations	288	377

Income from Continuing Operations	85,197	148,632
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	35,736	33,840
Excess tax benefits from share-based payments	(381)	(5,022)
Gain on the sale or disposal of property, plant, and equipment	43	177
Impairments of property, plant, and equipment	1,558	–
Deferred income taxes	(388)	2,573
Other non-cash items	10,226	5,355
Change in assets and liabilities, net of effect of acquisitions, divestitures and foreign currency:
Accounts receivable	43,165	26,573
Inventories	10,284	811
Prepayments and other current assets	12,208	12,749
Accounts payable	(44,416)	(4,626)
Other current liabilities	(62,528)	(10,903)
Other	2,026	11,644

Net Cash Provided by Operating Activities	92,730	221,803

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(21,248)	(27,166)
Proceeds from sale of property, plant, and equipment	183	198
Acquisitions	(162,081)	(3,500)

Net Cash Used for Investing Activities	(183,146)	(30,468)

Cash Provided by (Used for) Financing Activities:
Repayments of long-term debt	(162,395)	(8)
Employee stock purchase plan issuances	265	509
Stock options exercised	2,773	4,039
Repurchases of common stock	–	(155,650)
Excess tax benefits from share-based payments	381	5,022
Dividend received from Zep Inc.	–	58,379
Dividends paid	(21,634)	(22,466)

Net Cash Used for Financing Activities	(180,610)	(110,175)

Cash Flows from Discontinued Operations:
Net Cash (Used for) Provided by Operating Activities	(288)	4,250
Net Cash Used for Investing Activities	–	(410)
Net Cash Used for Financing Activities	–	(2,333)

Net Cash (Used for) Provided by Discontinued Operations	(288)	1,507

Effect of Exchange Rate Changes on Cash	(7,099)	755

Net Change in Cash and Cash Equivalents	(278,413)	83,422
Cash and Cash Equivalents at Beginning of Period	297,096	213,674

Cash and Cash Equivalents at End of Period	$18,683	$297,096

Supplemental Cash Flow Information:
Income taxes paid during the period	$40,529	$84,381
Interest paid during the period	$29,057	$34,847